EXHIBIT 5.1



August 23, 1999

Board of Directors
Environmental Remediation Holding Corporation
16101 LaGrande Drive, Suite 100
Little Rock, AR 72223

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 24, 1999, in connection with the registration under the Securities Act of 1933, as amended, of 4,125,000 shares of the Company's Common Stock, $.001 par value (exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to the Company's Stock Compensation Plans dated May 1, 1998 and the Retainer Settlement Agreement dated August 18, 1999 (respectively the "Plans").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plans.

It is our opinion that the 4,125,000 shares of the Stock may be issued and sold by the Company pursuant to the Plans, when issued and sold in the manner provide in the Plans, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.


Very truly yours,

/s/ MINTMIRE & ASSOCIATES
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Mintmire & Associates
Palm Beach, FL